Exhibit 5.1

e-mail:
adfagundo@applebyglobal.com

Tyco International Ltd.	direct dial:
2nd Floor	Tel 1 441 298 3549
90 Pitts Bay Road	Fax 1 441 298 3461
Pembroke HM 08
Bermuda	your ref:

appleby ref:
73287.244

Dear Sirs	27 August 2008

Tyco International Ltd. (the “Company”)

This opinion as to Bermuda law is addressed to you in connection with the Registration Statement pursuant to which the Company and Tyco International Finance S.A. will each offer to exchange US$421,961,000 in aggregate principal amount of their new 7.0% notes due 2019 (the “New 2019 Notes”) and US$707,404,000 in aggregate principal amount of their new 6 7/8% notes due 2021 (the “New 2021 Notes” and together with the New 2019 Notes, the “New Notes”), which New Notes will be guaranteed by the Company (the “New Guarantees”), for US$421,961,000 in aggregate principal amount of their outstanding 7.0% notes due 2019 (the “Existing 2019 Notes”) and US$707,404,000 in aggregate principal amount of their outstanding 6 7/8% notes due 2021 (the “Existing 2021 Notes” and together with the Existing 2019 Notes, the “Existing Notes”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.  Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)           the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)           that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)           the genuineness of all signatures on the Documents;

(d)           the authority, capacity and power of each of the persons signing the Documents (other than the Company);

(e)           that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)            that the Transaction Documents constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)           that the Transaction Documents have been validly authorised, executed and delivered by each of the parties thereto and the performance thereof is within the capacity and powers of each such party thereto, in each case other than the Company, and that each such party to which the Company purportedly delivered the Transaction Documents has actually received and accepted delivery of such Transaction Documents;

(h)           that the Transaction Documents will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(i)            that the Transaction Documents are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(j)            that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Transaction Documents or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Transaction Documents is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)           that the records which were the subject of the Company Search were complete and accurate at the date and time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(l)            that the records which were the subject of the Litigation Search were complete and accurate at the date and time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(m)          that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect entry by the Company into the New Supplemental Indentures, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(n)           that the other parties to the Transaction Documents have no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(o)           that the Company has entered into its obligations under the Transaction Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Transaction Documents would benefit the Company; and

(p)           that each transaction to be entered into pursuant to the Transaction Documents is entered into in good faith and for full value and will not have the effect of preferring one creditor over another.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)           The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda.  The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)           The Company has taken all corporate action required to authorise the execution, delivery and performance of the New Notes and to issue and perform the New Guarantees.

(3)           When issued in exchange for the Existing Notes pursuant to and in accordance with the terms of the Indenture, the Registration Rights Agreement and the Registration Statement, the New Notes will be validly issued, and will constitute the legal, valid and binding obligations of the Company.

(4)           When issued pursuant to and in accordance with the terms of the Indenture, the Registration Rights Agreement and the Registration Statement, the New Guarantees will constitute the legal, valid and binding obligations of the Company.

(5)           There are no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery or performance of the New Notes or the execution, delivery and performance of the New Guarantees.

Reservations

We have the following reservations:

(a)           The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)           The Company has received and assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company.

(c)           We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Transaction Documents.  In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Transaction Documents.

(d)           Enforcement of the obligations of the Company under the Transaction Documents may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(e)           Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(f)            We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(g)           Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(h)           We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Transaction Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(i)            Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(j)            A Bermuda court may refuse to give effect to any provisions of the Transaction Documents in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(k)           Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)            details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)           details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date and time the search is concluded;

(iii)          whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)          whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)           whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(l)            In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(m)          In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(n)           In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

(o)           With respect to opinions 2, 3 and 4 we have relied upon statements and representations made to us in the Certificate provided to us by an authorised officer of the Company for the purposes of this opinion.  We have made no independent verification of the matters referred to in the Certificate, and we qualify such opinions to the extent that the statements or representations made in the Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the registration of the New Notes with the United States Securities and Exchange Commission.  Except as otherwise provided in this paragraph, this opinion is not to be made available to, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.  We consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. For the purpose of the opinion to be addressed to you by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by that law firm as if it were addressed to that firm.  Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

Appleby

SCHEDULE

1.             The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 27 August 2008 at 11:20 am (Bermuda time) (the “Company Search”).

2.             The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 27 August 2008 at 11:45 am (Bermuda time) (the “Litigation Search”).

3.             Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 13 March 2008 for the Company (collectively referred to as the “Constitutional Documents”).

4.             Certified copy of the unanimous written resolutions of the Directors effective April 3, 2008 (the “Resolutions”).

5.             A certified copy of the “Foreign Exchange Letter”, dated 28 September 1984.

6.             A certified copy of the “Tax Assurance”, dated 24 April 1987, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.             A Certificate of Compliance, dated 27 August 2008 issued by the Registrar of Companies in respect of the Company.

8.             A certified copy of the Register of Directors and Officers in respect of the Company as of 27 August 2008.

9.             An Officers Certificate (the “Certificate”) dated 27 August 2008 and signed by John S. Jenkins, Vice President and Corporate Secretary of the Company.

10.           The Direction dated 22 August 2008 issued by the Registrar of Companies on behalf of the Minister of Finance in relation to the exchange of the Existing Notes.

11.           A PDF copy of the final form of confidential offering memorandum dated as of April 11, 2008 issued in relation to the Existing Notes as received by email on 19 August, 2008 at 12:34 pm (Bermuda time) from Eric Scarazzo at Gibson Dunn (the “Offering Memorandum”).

12.           A PDF copy of the executed Indenture dated June 9, 1998 made by and among Tyco International Group S.A., as issuer, the Company, as guarantor and the Bank of New York as Trustee as received by email on 15 August, 2008 at 4:02 pm (Bermuda time) from Eric Scarazzo at Gibson Dunn (the “1998 Indenture”).

13.           A PDF copy of the executed Supplemental Indenture 2008-1 dated as of May 15, 2008 made by and between Tyco International Group S.A., Tyco International Finance S.A., the Company and Wilmington Trust Company, as successor Trustee to Bank of New York, as received by email on 15 August, 2008 at 4:02 pm (Bermuda time) from Eric Scarazzo at Gibson Dunn (the “2008-1 Supplemental Indenture”).

14.           A PDF copy of the executed Registration Rights Agreement dated June 3, 2008 entered into Tyco International Finance S.A. and the Company as received by email on 19 August, 2008 at 10:13 am (Bermuda time) from Eric Scarazzo at Gibson Dunn (the “Registration Right Agreement”).

15.           A PDF copy of the executed Supplemental Indenture 2008-2 dated June 3, 2008 made by and among Tyco International Finance S.A., the Company and Wilmington Trust Company, as successor trustee relating to the issue in the aggregate amount of US$707,404,000 of 6 7/8% notes due 2021 as received by email on 19 August, 2008 at 9:37 am (Bermuda time) from Eric Scarazzo at Gibson Dunn (the “2021 Indenture”).

16.           A PDF copy of the executed Supplemental Indenture 2008-3 dated June 3, 2008 made by and between Tyco International Finance S.A., the Company and Wilmington Trust Company, as successor trustee relating to the issue in the aggregate amount of US$421,961,000 of 7.0% notes due 2019 as received by email on 19 August, 2008 at 9:37 am (Bermuda time) from Eric Scarazzo at Gibson Dunn (the “2019 Indenture” and together with the 2021 Indenture, the

“New Supplemental Indentures” and together with the 1998 Indenture and the 2008-1 Supplemental Indenture, the “Indenture” ).

17.           A copy of the Registration Statement of Form S-4 in relation to the issue by the Company and Tyco International Finance S.A. of the New Notes (the “Registration Statement”).

(The documents referred to in items 13-17 inclusive, are collectively referred to as the “Transaction Documents”.)